Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statements on Form F-3 (File Nos. 333-239910 and 333-234660) and Form S-8 (File No. 333-228918) of our report dated October 9, 2020 relating to the consolidated balance sheets of Recon Technology, Ltd and subsidiaries as of June 30, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2020, which is included in this annual report on Form 20-F. We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ Friedman LLP

New York, New York
April 5, 2021